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                                                                   EXHIBIT 10.13


                                November 15, 2000




Mr. Daniel J. Altobello
Chairman of the Compensation Committee
  of the Board of Directors of
American Management Systems, Incorporated
6550 Rock Spring Drive
Bethesda, MD 20817

Dear Dan:

As part of the orderly transition that I have discussed with the Board and that has been announced previously, I am writing to set forth our agreement concerning my departure from American Management Systems, Incorporated ("AMS"), the payments I will receive from AMS upon my departure, and my release of claims against AMS.

       1. This confirms my resignation as Chief Executive Officer of AMS as of October 25, 2000. I will remain as chairman of the Board of Directors and will receive my salary, less amounts for applicable federal, state and local employment and income taxes, through and including January 31, 2001, or such earlier date as I leave AMS (the "Departure Date"). Between the date of this letter and the Departure Date, I will provide transitional assistance to AMS's President and Chief Executive Officer.

       2. AMS will provide me with a departure payment of $3,000,000, less amounts for applicable federal, state, and local employment and income taxes, and for AMS Health Plan costs for the February - December 2001 period (the "Separation Payment"). This amount, less employment and income taxes, and AMS Health Plan costs, will be paid to me in a lump sum no later than January 31, 2001, or in such periodic installments as AMS and I may mutually agree.

       3. I agree not to file any unemployment compensation claim based on my resignation from AMS.

       4. I currently have unexercised options to purchase 80,200 shares of AMS common stock. I hereby surrender to AMS all my rights, title and interest in those options.

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Mr. Daniel J. Altobello
November 15, 2000
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       5. The parties agree that the payment in Paragraph 2 is in full, final and complete settlement of all claims I may have against AMS as a result of my employment, including but not limited to claims for salary, IC, vacation or sick leave, bonuses, severance pay, or any other benefit of employment. Notwithstanding the foregoing, AMS acknowledges that I am a participant in the Executive Deferred Compensation Plan, the 401(k) Plan, and the Simplified Employee Pension Plan, and entitled to benefits in accordance with the terms of those plans. AMS also acknowledges that it will reimburse me for any approved, but still outstanding travel costs.

       6. In exchange for the Separation Payment, on behalf of myself and my heirs, administrators and executors, I agree to release and discharge AMS, its subsidiaries, affiliates, officers, directors, employees, former employees, agents, attorneys and representatives (the "Releasees"), and AMS agrees to release and discharge me and my heirs, administrators and executors, from any and all claims, debts, liens, liabilities, demands, obligations, acts, agreements, causes of action, suits, costs and expenses (including attorneys' fees), damages (whether pecuniary, actual, compensatory, punitive or exemplary) or liabilities of any nature or kind whatsoever in law or equity or otherwise, whether now known or unknown, arising out of or in any way connected with my employment with AMS, including but in no way limited to, claims arising out of or in connection with my departure from AMS (other than the payment referred to in Paragraph 2), provided, however, that nothing in this agreement shall either waive any of my rights or claims that arise after I sign this agreement or impair or preclude my right to enforce the terms of this agreement. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1991, the Rehabilitation Act of 1973; claims for attorneys' fees or costs; and any and all claims regarding any claimed employment contract, whether written, oral or implied or otherwise; other claims relating to AMS's right to terminate its employees, including claims concerning wrongful discharge; claims under the Employee Retirement Income Security Act, as amended; or any other claims under federal, state, or local law, common law or any other law in any way relating to my employment or the termination of my employment with AMS.

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Mr. Daniel J. Altobello
November 15, 2000
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       7. I agree, without limiting the generality of the above release, not to sue or otherwise institute or cause to be instituted or to in any way voluntarily participate in or voluntarily assist in the prosecution of any complaints, charges or grievances against any Releasee concerning any claims released in this agreement.

       8. I acknowledge that all confidential information regarding the business of AMS and its subsidiaries and affiliates is the exclusive property of AMS. On or before the Departure Date, I will return to AMS all copies of any material involving such confidential information; and I agree that I will not, directly or indirectly, divulge or use such information, whether or not such information is in written or other tangible form. I also will return to AMS by that date any items in my possession, custody or control that are the property of AMS. I understand that even after the Departure Date I remain bound by the terms of the American Management Systems, Incorporated Intellectual Property Rights Agreement, the AMS employee confidentiality agreement, and the AMS Guide for Ethical Business Conduct.

       9. Effective on the Departure Date and for a period of twelve months thereafter, I will not, either directly or indirectly: (i) employ or solicit for employment, or assist in any way in solicitation for employment, any person employed by AMS or any of its affiliates then or at any time within the preceding twelve months; or (ii) solicit, or assist in any way in the solicitation of business from any of AMS's or its affiliates' clients or prospective clients, either for my own benefit or the benefit of anyone other than AMS, unless the business being solicited is not competitive with the services or products provided by AMS or its affiliates; or (iii) own a five percent or greater interest in, or be employed by or a Director of, any organization that is engaged in lines of business that compete with any services or products offered by AMS, unless I receive written authorization from AMS to own such interest or be so employed.

       10. I understand that I have the right to consult with an attorney of my choice with respect to these arrangements. I acknowledge to you that I understand the significance of this agreement and the specific terms, and I accept them voluntarily and intend to be legally bound by the agreement.

       11. I understand that I have at least 21 days to consider this agreement, but do not wish to exercise that right; and that I have seven days from the date I deliver this letter to

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Mr. Daniel J. Altobello
November 15, 2000
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you to revoke it and that this agreement will not be effective or enforceable nor the amount set forth in Paragraph 2 of this agreement paid until after the revocation period ends. I understand that revocation can be made by delivery of a written notice of revocation to you by midnight on or before the seventh calendar day from the date I deliver this letter to you.

       12. Neither of us will speak disparagingly about my tenure of employment with AMS and the circumstances surrounding my separation from AMS; provided, however, that either of us may give truthful testimony as required by law.

       13. Both of us agree to treat the existence and terms of this agreement as confidential. I understand that I may discuss it with my spouse, counsel, tax advisors, or as may be required by law. AMS will disclose it only as reasonably necessary to carry out its obligations, or as may be required by law.

       14. Should any provision of this agreement be declared or be determined by any court, administrative agency or arbitrator to be invalid or unenforceable, and that provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the agreement and the validity of the remaining parts, terms or provisions shall not be affected thereby and shall be given their intended meaning and effect.

       15. This agreement shall be binding on the parties hereto and upon our respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Releasees and each of them and their respective heirs, administrators, representatives, executors, successors and assigns.

       16. This agreement contains our entire understanding of the matters it covers, and supersedes all other agreements between us, except as set out above.

       17. This agreement shall be governed by the laws of the Commonwealth of Virginia.



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Mr. Daniel J. Altobello
November 15, 2000
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        If the terms of this agreement are acceptable to AMS, please sign in the space below and return the signed copy of the letter to me.


                                            Sincerely,

                                            /s/ Paul A. Brands

                                            Paul A. Brands





Agreed and accepted on behalf of American
Management Systems, Incorporated this 16th day of November 2000.


/s/ Daniel J. Altobello
---------------------------------------------------
Daniel J. Altobello
Chairman of the Compensation Committee of
  the Board of Directors of
American Management Systems, Incorporated